FOR IMMEDIATE RELEASE
October 23, 2003


Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

Atlantic Liberty Financial Corp.
Reports Earnings for Quarter and Six Months Ended
September 30, 2003 and Declares Quarterly Dividend.


BROOKLYN, NY  Atlantic Liberty Financial Corp,
(Nasdaq:ALFC), the holding company of
Atlantic Liberty Savings, F.A. announced earnings of $356,000 or $0.22 per share for the quarter ended September 30, 2003 as compared to $311,000 for the quarter ended
September 30, 2002 an increase of 14.5%.
Earnings for the six months ended
September 30, 2003 increased 10.4% to $725,000 or $0.46 per share from $657,000 for the same period in 2002. Earnings per share are calculated beginning with the date of our conversion from mutual to stock form
(October 22, 2002) and no earnings per
share are reported for periods prior
to the conversion.

At its October meeting, the Board of
Directors declared a quarterly cash dividend of $0.05 per share to be paid on November 14, 2003 to shareholders of record on October 31, 2003.

The increase in earnings for the quarter ended September 30, 2003 was primarily due to increases of $139,000 in net interest income and $40,000 in non-interest income, partially offset by increases of $73,000 in non-interest expense and $61,000 in income tax expense. The increase in net interest income for the quarter ended
September 30, 2003 compared to the
comparable period in 2002 was
attributable to an $11.6 million
increase in interest earning assets
partially offset by a 13 basis point
decrease in our net interest spread to
4.06% from 4.19%. Our net interest margin for the quarter ended September 30, 2003 compared to the same period in 2002
increased 4 basis points to 4.36% from
4.32%. Non interest income increased
$40,000 due to increases of $10,000 in
savings and checking account fees,
$9,000 in loan prepayment penalty
fees and $19,000 of income on our
investment in Bank Owned Life
Insurance (BOLI), which was purchased
subsequent to September 30, 2002 and
as to which there was no comparable
income in the prior period. The
increase in non interest expense
for the quarter ended
September 30, 2003 of $73,000
included increases of $65,000 of
ESOP expense for which there was
no similar charge in the prior year,
$39,000 in legal expense, $46,000
in miscellaneous expense and $19,000
in occupancy expense partially offset
by decreases of $75,000 in equipment
expense and $18,000 in salaries and
benefits. There was no provision for
loan losses in the three or six month
periods ended September 30, 2003 and 2002.
During the quarter ended September 30, 2003, the Company recorded a $98,000 recovery on a previously charged off loan.
The allowance for loan losses was
$582,000 or .54% of loans outstanding
at September 30, 2003 as compared with
$444,000 or .44% of loans outstanding at September 30, 2002. The allowance for loan losses at September 30, 2003 was 198.6% of non-performing loans and 61.3% of non-performing loans at September 30, 2002.
Non-performing loans represented .27% of total loans at September 30, 2003 and ..72% of total loans at September 30, 2002.

The increase in earnings for the six months ended September 30, 2003 was primarily due to increases of $346,000 in net interest income and $57,000 in non interest income, partially offset by increases of $227,000 in non interest expense and $108,000 in income tax expense. The increase in net interest income of $346,000 for the six months ended September 30, 2003 as compared to the comparable period in 2002 resulted from an increase of $10.6 million in interest earnings assets together with an increase in our interest spread of 5 basis points to 4.20% from 4.15%. Our net interest margin for the six months ended
September 30, 2003 increased 16
basis points to 4.49% from 4.33% in
the prior period. Non-interest income
for the six months ended September 30,2003 increased $57,000 as compared to the six months ended September 30, 2002 primarily due to increases of $19,000 in savings and checking account fees, $4,000 in late fees on mortgages and $45,000 in income on our investment in BOLI for which there was no comparable income in the prior period partially offset by a decrease of $13,000 in loan prepayment penalty fees.
The increase in non-interest expense of
$227,000 was primarily due to increases of $83,000 in salaries and benefits, $123,000 in ESOP expense for which there was no comparable expense in the prior period, $55,000 in occupancy expenses, $53,000 in legal expense and $45,000 in miscellaneous expense partially offset by a decrease of $137,000 in equipment expense.

Our assets increased $21.9 million or 16.0% to $159.1 million at September 30, 2003 from $137.2 million at March 31, 2003. During the six months ended September 30, 2003, net loans receivable increased $5.6 million or 5.6% to $106.3 million from $100.7 million. The increase resulted principally from the increased origination of one-to-four family mortgage loans as well as $8.4 million of commercial mortgages, $4.3 million of which were purchased from other financial institutions.

During the six months ended
September 30, 2003 mortgage-backed
securities increased $13.3 million
or 58.6% to $36.0 million from $22.7
million at March 31, 2003, reflecting
new purchases of $19.8 million partially offset by pre-payments and amortization of $6.5 million. Other investment securities increased $2.0 million to $3.0 million at September 30, 2003 from $1 million at
March 31, 2003.

The increase in assets was primarily funded by a net increase in advances from the FHLB of New
York of $19.6 million to $21.2 million at September 30, 2003 from $1.6 million at
March 31, 2003.  In addition, deposits of
$109.4 million at September 30, 2003
increased $1.9 million or 1.8% from $107.5 million at March 31, 2003. Equity increased
$800,000 or 3.2% to $25.9 million at
September 30, 2003 primarily the result
of including net income for the six months ended September 30, 2003 of $725,000.







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